Exhibit 99.1

ADM Announces Tender Offers for $600 Million Aggregate Principal Amount of Outstanding Securities

CHICAGO, September 8, 2020—ADM (NYSE: ADM) today announced the commencement of cash tender offers to purchase the 12 series of debentures and notes listed in the table below (collectively, the “Securities” and each a “series” of Securities).

Offer to Purchase Up to $600,000,000 Aggregate Principal Amount of the Outstanding Securities Listed Below

Title of Security	CUSIP No.	Principal Amount Outstanding	Acceptance Priority Level	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (Basis Points)	Early Tender Payment*
6.950% Debentures due 2097	039483 AP7	$158,519,000	1	1.375% UST due May 15, 2050	FIT1	+175 bps	$30.00
6.450% Debentures due 2038	039483 AXO	$126,719,000	2	1.375% UST due May 15, 2050	FIT1	+90 bps	$30.00
5.765% Debentures due 2041	039483 BC5	$378,368,000	3	1.375% UST due May 15, 2050	FIT1	+85 bps	$30.00
4.535% Debentures due 2042	039483 BE1	$527,688,000	4	1.375% UST due May 15, 2050	FIT1	+85 bps	$30.00
4.016% Debentures due 2043	039483 BH4	$570,425,000	5	1.375% UST due May 15, 2050	FIT1	+80 bps	$30.00
6.750% Debentures due 2027	039483 AN2	$118,449,000	6	0.625% UST due August 15, 2030	FIT1	+65 bps	$30.00
7.500% Debentures due 2027	039483 AM4	$150,262,000	7	0.625% UST due August 15, 2030	FIT1	+65 bps	$30.00
6.625% Debentures due 2029	039483 AR3	$159,823,000	8	0.625% UST due August 15, 2030	FIT1	+70 bps	$30.00
5.375% Debentures due 2035	039483 AU6	$469,992,000	9	0.625% UST due August 15, 2030	FIT1	+90 bps	$30.00
3.750% Notes due 2047	039483 BM3	$500,000,000	10	1.375% UST due May 15, 2050	FIT1	+80 bps	$30.00
7.000% Debentures due 2031	039483 AS1	$164,412,000	11	0.625% UST due August 15, 2030	FIT1	+70 bps	$30.00
5.935% Debentures due 2032	039483 AT9	$382,655,000	12	0.625% UST due August 15, 2030	FIT1	+65 bps	$30.00

*	Per $1,000 principal amount of Securities accepted for purchase

The terms and conditions of the tender offers are described in the Offer to Purchase dated September 8, 2020, and the related Letter of Transmittal. Copies of these documents are available to holders from D.F. King & Co., Inc., the tender and information agent for the tender offers.

The tender offers will expire at 11:59 p.m., New York City time, on October 5, 2020, unless extended.

Holders must tender their Securities by 5:00 p.m., New York City time, on September 21, 2020, unless extended, to be eligible to receive the applicable total consideration (which includes the applicable early tender payment set out above). Holders who tender their Securities after such date and prior to the expiration date will be eligible to receive the applicable total consideration less the early tender payment.

The applicable total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the applicable Securities discounted to the early settlement date at a rate equal to the sum of the yield to maturity for the applicable reference security, calculated by the lead dealer managers based on the bid-side price at 10:00 a.m., New York City time on September 22, 2020, plus the applicable fixed spread, minus accrued interest up to, but not including, the Early Settlement Date or the Final Settlement Date, as applicable, which are currently expected to be September 23, 2020 and October 6, 2020, respectively.

ADM will purchase up to $600,000,000 aggregate principal amount (as such amount may be increased or decreased subject to applicable law) of the Securities in the tender offers, and the amount of each series of Securities that will be purchased will be determined in accordance with the Acceptance Priority Levels set forth above and may be prorated as described in the Offer to Purchase.

Last month, ADM announced a dual tranche transaction to monetize a small portion of its investment in Wilmar International Limited (“Wilmar”) while retaining its core, strategic ownership stake. The issuance of $300 million in zero-coupon bonds exchangeable for Wilmar shares provided balance sheet flexibility, including to retire higher-coupon long-term debt commensurate in amount up to the proceeds from the bond offering, while the block sale of Wilmar shares will support other general corporate purposes, including potential bolt-on acquisitions and opportunistic repurchases of ADM shares.

Withdrawal rights for all tender offers will expire at 5:00 p.m., New York City time, on September 21, 2020, unless extended or otherwise required by law.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase.

ADM has retained BofA Securities and J.P. Morgan Securities LLC, as lead dealer managers, and D.F. King & Co., Inc. as the tender and information agent for the tender offers.

For additional information regarding the terms of the tender offers, please contact: BofA Securities at (888) 292-0070 (toll-free) or (980) 387-3907 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-3424 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to D.F. King & Co., Inc. at (800) 859-8509 (toll free) or (212) 269-5550 (collect) or at adm@dfking.com.

ADM’s obligations to accept any Securities tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.

Forward-Looking Statements

Some of the above statements constitute forward-looking statements. ADM’s filings with the Securities and Exchange Commission provide detailed information on such statements and risks, and should be consulted along with this announcement. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements.

About ADM

At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484